Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kirstie@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com hires Bhargav Shah as senior vice president, Technology

Seasoned KPMG technology consultant brings great experience to Overstock.com

SALT LAKE CITY — January 2, 2013 - (NASDAQ: OSTK) - Overstock.com, Inc. has hired Bhargav Shah, a former KPMG technology consultant, as the company’s senior vice president of Technology.  Shah replaces Sam Peterson who will remain with the company for a transition period.  Peterson is joining Open English, an online English language learning school.

Overstock.com Chairman and CEO Patrick Byrne said Shah will be responsible for providing vision and leadership for developing and implementing information technology initiatives within the organization as well as influencing business strategy through innovative use of technology.

“Sam has been a tremendous talent since the company’s beginnings, and I am saddened to see him leave.  However, I’m pleased to welcome Bhargav to the Overstock.com team,” said Byrne.  “Given Bhargav’s background and experience (which include providing consulting services to Overstock.com), I expect he will make an enormous contribution to our company.”

Shah has worked for KPMG LLP since 2009 as a director in its IT advisory group.  Previously, Shah had been with BearingPoint (formerly KPMG Consulting) for 10 years with increasing responsibilities from consultant through senior manager.

Shah holds a Chemical Engineering degree from K.E.S. Engineering College in Mumbai, India and a master’s of Business Administration in Finance from Bentley University in Waltham, Mass.

About Overstock.com

Overstock.com (NASDAQ: OSTK) is an online discount retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry, travel, cars, and insurance.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items.  Main Street Revolution supports small businesses across the United States by providing them a national customer base.  A recent Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites.  The NRF Foundation/American Express Customer Choice Awards ranks Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock.com (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O TM, and Club O Rewards DollarsTM and Your Savings EngineTM are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future performance of the company technology efforts. Our Form 10-K for the year ended December 31, 2011, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.